Exhibit 10.22
EXECUTION VERSION

AMENDMENT NO. 1 TO REVENUE INTEREST PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into by and among Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), Eiger Partners II LP (“Purchaser”) and Eiger III SA LLC, as collateral agent and administrative agent for the Purchasers (“Purchaser Agent”), effective as of November 9, 2020 (the “Effective Date”).

Reference is hereby made to the Revenue Interest Purchase Agreement by and among the Company, the Purchasers (as defined therein) and the Purchaser Agent, dated effective as of June 26, 2019 (as it may be amended from time to time, the “RIPA”). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the RIPA. The Company, Purchaser and Purchaser Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties wish to amend the RIPA pursuant to Section 8.08(a) thereof, to permit the issuance of certain Permitted Convertible Notes by the Company;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.Amendments.

a.Each of following defined terms in Section 1.01 of the RIPA is hereby amended as follows (with additions noted in bold italics):

i.“Indebtedness” is hereby amended by adding “For the avoidance of doubt, “Indebtedness” shall not include Permitted Equity Derivatives.” at the end of the definition.

i.“Permitted Convertible Notes” is hereby amended to read in its entirety as follows:

“Permitted Convertible Notes” means unsecured Indebtedness of the Company in the form of senior subordinated convertible notes; provided that such convertible notes shall (a) permit physical settlement (and cash in lieu of fractional shares) upon conversion (and the Company shall not elect cash or combination settlement upon conversion unless the Milestone shall have occurred and such payment would not result in a going concern qualification in the Company’s next audit, without regard to any subsequent financing transactions of the Company, as reasonably determined by the Board acting in good faith after reviewing projections (taking into account the terms of such transaction) prepared by the Company; provided that an officer of the Company shall deliver a certificate to the Purchaser Agent at least two (2) Business Days prior to the election to so settle conversions, which certificate shall (i) have attached such projections, (ii) contain a certification that such projections were reviewed by the Board and (iii) contain a certification that the Board has reasonably determined that such transaction would not result in a going concern qualification in the Company’s next audit opinion, without regard to any subsequent financing transaction of the Company), (b) not be guaranteed by any Subsidiary of the Company, (c) not provide for any scheduled amortization or mandatory prepayment of principal prior to the stated maturity thereof (other than customary payments upon a “change of control” or “fundamental change” (it being understood that conversion of any such Indebtedness shall not be considered a prepayment)), (d) contain usual and customary subordination terms for underwritten or Rule 144A offerings of senior subordinated convertible notes and (e) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms. For purposes of clause (d), language in substantially the same form and substance as set forth on Exhibit C shall be deemed “usual and customary”. Language in the same form and substance as set forth on Exhibit A to this Amendment shall also be deemed “usual and customary” for purposes of clause (d) and shall also satisfy the requirements of clause (e).

i.“Permitted Investments” is hereby amended by: (1) adding “; and (j) the purchase of any Permitted Equity Derivatives in connection with the issuance of Permitted Convertible

Notes within 30 days of this Amendment; provided that the aggregate purchase price for such Permitted Equity Derivatives, net of any proceeds relating to any concurrent sale or termination of any Permitted Equity Derivatives, in respect of any Permitted Convertible Notes does not exceed 47.5%of the gross cash proceeds from such issuance of Convertible Debt Securities” after “$20,000,000” in clause (i) of the definition thereof and (2) deleting “and” at the end of clause (h) of the definition thereof.

a.For purposes of this Amendment, the following defined term is added to the RIPA:

“‘Permitted Equity Derivatives’ means any forward purchase agreement, call option or other equity derivative transaction relating to the equity interests of the Company (or other securities or property that the common stock of the Company is converted into following a merger event or other change of the common stock of the Company) executed in connection with the issuance of any Permitted Convertible Notes (or deemed executed therewith); provided that no cash payment by the Company (or any of its Subsidiaries) shall be required in connection with the exercise, unwinding, settlement or termination of such Permitted Equity Derivative.”

a.Section 5.10(a)(iv) of the RIPA is hereby amended to read in its entirety as follows (with additions noted in bold italics):

“Transfer any Collateral or Product Assets, other than (A) the use of cash and cash equivalents, disposition of inventory and the disposition of obsolete, worn-out or surplus equipment, in each case in the ordinary course of business, (B) the incurrence of Permitted Liens, (C) the entry into Permitted Licenses, (D) the use of cash and cash equivalents to make Permitted Investments, (E) Transfers of Intellectual Property relating to the Commercialization of Included Products outside of the United States (other than, for the avoidance of doubt, Intellectual Property relating to the Commercialization of Included Products within the United States), together with any Regulatory Approvals for jurisdictions outside the United States, to a Specified Foreign Subsidiary, (F) Transfers of Regulatory Approvals (other than Regulatory Approvals for the United States) pursuant to the terms of the DSE Agreement and any other Permitted Licenses relating to the Development and Commercialization of Included Products outside the United States, (G) a Transfer to another Obligor, provided that such Transfer does not impair the Liens of the Purchaser Agent in the Transferred Collateral or (H) a Transfer of any Permitted Equity Derivative to the extent a Transfer is deemed to occur in connection with the exercise, unwinding, settlement or termination of such Permitted Equity Derivative; provided that no cash payment shall be made by the Company (or any of its Subsidiaries) in connection with any such exercise, unwinding, settlement or termination; provided that, for the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be permitted to redeem, repurchase or otherwise prepay the Permitted Convertible Notes hereunder (other than the use of cash and cash equivalents to settle conversions of Permitted Convertible Notes only to the extent such settlement is expressly permitted under the definition of Permitted Convertible Notes and the issuance of Equity Interests of the Company (other than Disqualified Equity Interests) and cash payments in lieu of fractional shares thereof in exchange for Permitted Convertible Notes); or”

Section 8.08(a) of the RIPA is hereby amended to replace “Required Lenders” with “Required Purchasers.”

1.General.

a.The Company, hereby (i) acknowledges and agrees that all of its obligations under the RIPA and each other Transaction Document and under any other document or instrument executed and delivered or furnished in connection with such Transaction Documents are reaffirmed and remain in full force and effect on a continuous basis, including, for the avoidance of doubt, after giving effect to this Amendment, (ii) acknowledges, agrees and reaffirms that each Lien granted by it to Purchaser Agent under the Transaction Documents for the ratable benefit of the Purchasers is and shall remain in full force and effect after giving effect to this Amendment and (iii) agrees that the Obligations secured by the Security Agreement and each other Transaction Document to which it is a party shall include all Obligations arising after giving effect to this Amendment.

a.(i) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, power or remedy of the Purchasers or the Purchaser Agent under the RIPA or any other documents executed in connection with the RIPA or constitute a waiver of any provision of the RIPA or any other document executed in connection therewith and (ii) this Amendment shall not by implication, course of dealing or otherwise limit, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements in the Transaction Documents, in each case, except to the extent limited, modified, amended or affected by this Amendment.

a.Except as expressly modified by this Amendment, the terms and provisions of the RIPA shall remain unchanged and in full force and effect in accordance with its terms. In the event of any inconsistencies between the provisions of this Amendment and the provisions of RIPA or any other Transaction Document, the provisions of this Amendment shall govern and prevail.

a.The Company shall pay to the Purchaser Agent all Reimbursable Expenses (including reasonable attorneys’ fees and expenses) for documentation and negotiation of this Amendment in accordance with Section 2.02(b) of the RIPA.

a.This Amendment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

a.The provisions of Sections 8.02 (Notice), 8.07 (Entire Agreement), 8.08 (Amendments, No Waivers), 8.11 (Counterparts; Effectiveness), and 8.14(b) and (c) (Jurisdiction) of the RIPA are hereby incorporated by reference into this Amendment, mutatis mutandis.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the Effective Date.

Company: ESPERION THERAPEUTICS, INC.

By: /s/ Tim M. Mayleben
Name: Tim M. Mayleben
Title: President and Chief Executive Officer

Purchaser: EIGER PARTNERS II LP

By: /s/ David Dubinsky Name: David Dubinsky
Title: Authorized Signatory

Purchaser Agent: EIGER III SA LLC

By: /s/ David Dubinsky Name: David Dubinsky
Title: Authorized Signatory